Exhibit 10.2

Strictly private and confidential

From:     Ligand Holdings UK Ltd.
C/O Legalinx Limited
One Fetter Lane
London, EC4A 1BR

To:     Vernalis plc
100 Berkshire Place
Wharfedale Road
Winnersh
Berkshire RG41 5RD

___9 August 2018

Dear Sirs

Break fee letter

We refer to the proposed offer (“Offer”) by Ligand Holdings UK Ltd. (“Ligand”) to acquire the entire issued and to be issued share capital of Vernalis plc (“Vernalis”) (the “Acquisition”) for a cash consideration of 6.2 pence per Vernalis ordinary share (the “Offer Price”).

The parties hereto acknowledge that Ligand has and continues to commit time, expense and personnel to investigating the affairs of Vernalis, including incurring the expense of instructing advisers for the purposes of the Offer and making necessary preparations for the purposes of the documentation and execution of the Offer. As a result and by way of acknowledgement of such commitments, Vernalis hereby undertakes to Ligand to pay a break fee to Ligand by way of compensation on the terms set out below:

1.    Definitions and Interpretation

1.1    The following definitions apply for the purposes of this letter:

“Break Fee”	means an amount in cash equal to one per cent. of the aggregate value of the issued share capital of Vernalis by reference to the Competing Proposal;
“Break Fee Event”	has the meaning given in paragraph 2.1;
“Business Day”	means a day (other than Saturdays, Sundays and public holidays) on which banks are open for business in the United Kingdom;
“Code”	means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the UK Panel on Takeovers and Mergers;
“Competing Proposal”	means an offer (as defined in the Code) for Vernalis made by a third party which is not acting in concert with Ligand;
“Ligand Group”	means Ligand Pharmaceuticals Incorporated and its subsidiaries and subsidiary undertakings from time to time and “member of the Ligand Group” shall be construed accordingly;
“Rule”	means a rule of the Code;
“Scheme”	means the proposed scheme of arrangement under Part 26 of the Companies Act 2006 to implement the Acquisition; and
“Takeover Offer”
should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act 2006, the offer to be made by or on behalf of Ligand to acquire the entire issued and to be issued share capital of Vernalis not already owned by Ligand.

1.2	In addition, the expressions “acting in concert”, “control” and “offer” shall, for the purposes of this letter, have the meanings given in the Code.

2.	Break fee

2.1
Vernalis shall pay to Ligand (or its nominee) the Break Fee in the event that the Offer is formally announced for the purposes of Rule 2.7 on a recommended basis and, after such announcement a Competing Proposal is announced and that Competing Proposal subsequently becomes or is declared unconditional in all respects or is completed or becomes effective in any other manner whatsoever (the “Break Fee Event”).

2.2
Vernalis shall pay the Break Fee (which shall be deemed to include VAT, if applicable) by not later than ten Business Days after the date on which the Break Fee Event occurs. Payment shall be made in the form of an electronic funds transfer for same day value to such bank account as may be notified to Vernalis in writing by Ligand and shall be paid in full without any deduction or withholding and without regard to any lien, right of set-off, counterclaim or otherwise.

2.3	The parties anticipate, and shall use all reasonable endeavours to procure, that the Break Fee is and will not be treated as consideration (in whole or in part) for a taxable supply for VAT purposes.
3.    General

3.1
No failure or delay by either party in exercising any of its rights under this letter shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other further exercise of such rights.

3.2	Ligand may assign its rights under this letter to any member of the Ligand Group.

3.3	Each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this letter.

3.4	For the avoidance of doubt this letter does not constitute a firm intention to make an offer for the purposes of the Code, or such an offer.

3.5
No variation of this letter shall be effective unless in writing and signed by or on behalf of each of the parties. This letter does not create any rights under the Contracts (Rights of Third Parties) Act 1999 for a person who is not a party to it.

3.6
This letter and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

Please indicate your acceptance of these terms by signing the enclosed duplicate of this letter and returning it to us.

Yours faithfully,

/s/ Matthew Korenberg
Director
for and on behalf of Ligand Holdings UK Ltd.

We hereby agree to the terms of your letter dated ___9___ August 2018 of which a copy is set out above.

/s/ David Mackney
Director
for and on behalf of Vernalis plc

Dated: 9 August 2018